Exhibit 10.1

Execution Version

SENIOR SECURED SUPERPRIORITY

DEBTOR-IN-POSSESSION TERM LOAN FACILITY
TERM SHEET

Set forth below is a summary of the principal terms and conditions for a proposed debtor-in-possession financing facility (the “DIP Facility”). Capitalized terms used but not defined in this term sheet (together with the annexes hereto, the “DIP Term Sheet”) shall have the meanings set forth in the Prepetition A&R Indenture (as defined below).

The terms and conditions for the extensions of credit described herein are dependent upon, among other things, authorization and approval by the Bankruptcy Court (as defined below).

Parties

Borrower: Biora Therapeutics, Inc.

The Borrower shall be a debtor and debtor-in-possession (the “Debtor”) in the Chapter 11 Case (the “Chapter 11 Case”) to be commenced (the date of commencement, the “Petition Date”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). (As used herein, “Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtor.)

DIP Agent and DIP Lenders: Certain noteholders as set forth on Annex VIII (the “DIP Lenders”) under the issuer’s Prepetition A&R Indenture and GLAS USA LLC, as administrative agent in such capacity, the “DIP Administrative Agent”) and collateral agent (in such capacity, the “DIP Collateral Agent”, and together with the DIP Administrative Agent, collectively the “DIP Agent” and together with the DIP Lenders, the “DIP Secured Parties”)).

All noteholders holding Payment Priority New Money Notes under and as defined in the Prepetition A&R Indenture will be offered an opportunity to participate in the DIP Loans (as defined below) on a pro rata basis.

Prepetition Stub Indenture

That certain Indenture, dated as of December 7, 2020 (as amended by that certain First Supplemental Indenture, dated as of December 19, 2023, as amended by that certain Second Supplemental Indenture, dated as of March 12, 2024 and as may be further amended, amended and restated, supplemented or otherwise modified from time to time, the “Prepetition Stub Indenture”) by and among the Borrower, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee.

Prepetition A&R Indenture	That (x) certain Amended and Restated Indenture, dated as of August 15, 2024 (as may be further amended, amended and restated, supplemented or otherwise modified from time to time, the “Prepetition A&R Indenture”), by and among the Borrower, as issuer, and GLAS Trust Company LLC, as trustee and collateral agent (the “Prepetition Trustee”) and (y) certain Convertible Notes Purchase Agreement, dated as of August 12, 2024 (as may be further amended, amended and restated, supplemented or otherwise modified from time to time, the “Prepetition Note Purchase Agreement”), by and among the Borrower and the other parties party thereto as purchaser.
The Prepetition A&R Indenture consists of:
(a) Payment Priority New Money Notes (as defined in the Prepetition A&R Indenture) in an aggregate outstanding amount equal to $13,600,000.00.

(b)	Payment Priority Exchange Notes (as defined in the Prepetition A&R Indenture) in an aggregate outstanding amount equal to approximately $37,740,000.00.
(c)	Payment Junior Notes (as defined in the Prepetition A&R Indenture) in an aggregate outstanding amount equal to approximately $15,830,000.00.
The Holders (the “Prepetition Holders”) of the Payment Priority New Money Notes, Payment Priority Exchange Notes and Payment Junior Notes together with the Prepetition Trustee and the Note Agent (as defined in the Prepetition A&R Indenture) are collectively referred herein as the “Prepetition Secured Parties.”
All instruments and documents executed at any time in connection with the Prepetition A&R Indenture and the Prepetition Stub Indenture shall be referred to collectively as the “Prepetition Documents.” The Obligations as defined in and with respect to Indebtedness under the Prepetition A&R Indenture outstanding at any time shall be referred to herein as the “Prepetition Priority Obligations.”

DIP Facility; Use of Proceeds	DIP Facility: The DIP Facility shall be comprised of superpriority priming term loans (the “DIP Loans” and the commitment by the DIP Lenders to provide the DIP Loans, the “DIP Loan Commitment”), consisting of an aggregate principal amount equal to $46,125,000.00, which shall be comprised of:
(a) Up to $10,250,000.00 in aggregate principal amount of loans (“New Money DIP Loans”); and
(b) Up to $35,875,000.00 in aggregate principal amount, comprised of (a) $28,060,000.00 of Payment Priority Exchange Notes and (b) $7,815,000.00 of Payment Priority New Money Notes, each issued under the Prepetition A&R Indenture and held by Prepetition Holders that are DIP Lenders funding, directly or indirectly, through their Affiliates, designees or beneficial holders, their pro rata portion of the New Money DIP Loans which will be deemed to have been advanced and converted on a cashless, dollar-for-dollar basis into DIP Loans (and which, upon conversion, shall automatically (i) no longer be outstanding under the Prepetition A&R Indenture and (ii) no longer constitute Prepetition Priority Obligations (such DIP Loans, the “Roll-Up Loans”).
To request a DIP Loan borrowing, Borrower shall notify DIP Agent of such request in writing by electronic mail or overnight courier, not later than 12:00 p.m., New York City time, three (3) business days before the date of the proposed borrowing; provided that any notice given in connection with the initial borrowing may be given not later than 12:00 p.m., New York City time, one (1) business day prior to such borrowing. Each such written borrowing request (each a “Borrowing Notice”) shall be signed by Borrower and shall be irrevocable. Each such written borrowing request shall specify (i) the aggregate amount of such borrowing, (ii) the date of such borrowing, which shall be a business day, (iii) the initial interest period to be applicable thereto, and (iv) the location and number of Borrower’s account to which funds are to be disbursed.
Amounts paid or prepaid under the DIP Facility may not be reborrowed. As used herein, “DIP Obligations” shall mean all obligations and duties of payment by the Borrower under the DIP Facility, including all of Borrower’s obligations to repay outstanding principal and accrued interest on the DIP Loans, and all fees, reimbursement and indemnity obligations of the Borrower to the DIP Lenders and the DIP Agent under this Term Sheet.

DIP Loans: Subject to the terms and conditions herein, including the restrictions on Use of Proceeds set forth below:
1.	the proceeds of the New Money DIP Loans will be used in accordance with the terms of the Budget (as defined below), subject to Permitted Variances (as defined below) to:
(a)

pay professional fees and other restructuring charges arising on account of the Chapter 11 Case, including statutory fees of the United States Trustee and allowed professional fees and expenses of any official committee appointed in the Chapter 11 Case, including an unsecured creditors’ committee (if any) (the “Committee”);

(b)

pay professional fees, transaction costs and expenses (including legal, financial advisor, appraisal, and valuation-related fees and expenses) incurred by the DIP Agent and/or the DIP Lenders in connection with the DIP Facility, including those incurred in connection with the preparation, negotiation, documentation, court approval, administration and enforcement of the DIP Facility;

(c)

provide for the working capital, and for other general corporate purposes of the Debtor, including, for the avoidance of doubt, costs relating to the sale of the Debtor’s assets and payments authorized under first-day orders approved by the Bankruptcy Court; and

(d) pay administration costs of the Chapter 11 Case and claims or amounts approved by the Bankruptcy Court; and
2.	the proceeds of the Roll-Up Loans will be used solely to refinance and repay (through a cashless conversion) the equivalent amount of Payment Priority New Money Notes and Payment Priority Exchange Notes outstanding under the Prepetition A&R Indenture on a dollar-for-dollar basis.
Use of Proceeds: No portion of the Borrower’s “cash collateral” (as such term is defined in section 363(a) of the Bankruptcy Code) (the “Cash Collateral”), the proceeds of the DIP Facility, the Collateral (as defined below) or the Carve Out (as defined below) may be used:
(a)	for any purpose that is prohibited under the Bankruptcy Code or the DIP Orders (as defined below);
(b)	directly or indirectly to finance in any way (i) any adversary action, suit, arbitration, proceeding, application, motion or other litigation of any type, or the investigation or preparation for any of the foregoing, that could be adverse to the interests of any or all of the DIP Agent, the DIP Lenders or the Prepetition Secured Parties or (ii) any other action, which with the giving of notice or passing of time, would result in an Event of Default under the DIP Facility provided that Cash Collateral and the New Money DIP Loans may be used for allowed fees and expenses not to exceed $50,000 (the “Investigation Budget”) in the aggregate, incurred solely by the Committee to investigate the liens of the Prepetition Secured Parties, claims and potential claims against the Prepetition Secured Parties; and

(c)	to make any distribution under a chapter 11 plan (a “Chapter 11 Plan”) that does not provide for the indefeasible payment of DIP Obligations in full and in cash unless agreed by the Required DIP Lenders and DIP Agent.

Availability

Interim Facility: During the period commencing on the date (the “Interim Order Entry Date”) of the Bankruptcy Court’s entry of an interim order approving the DIP Facility, a substantial final form of which is attached hereto as Annex VI or such other form agreed to by the Required DIP Lenders (“Interim Order”) but prior to the entry of a final order approving the DIP Facility (“Final Order”, and together with the Interim Order, the “DIP Orders”, as applicable), the maximum amount available under the DIP Facility shall be limited to (i) of $4,250,000.00 of New Money DIP Loans, and (ii) up to $14,875,000.00 of Roll-Up Loans (the “Interim Facility”), which shall be borrowed simultaneously in one draw on the Closing Date.

Full Availability: Upon the Bankruptcy Court’s entry of the Final Order (the “Final Order Entry Date”) and satisfaction of the conditions set forth herein, (i) the remaining Roll-Up Loans (as reduced by clause (ii) of the Interim Facility above) plus (ii) the New Money DIP Loans shall be available in two draws, (x) the first draw to occur promptly following the Final Order Entry Date shall be an amount up to $4,500,000.00 and (y) the second draw shall be an amount of New Money DIP Loans (not to exceed the DIP Loan Commitments) subject to a revised Budget which shall be delivered prior to the second draw and subject to approval of the DIP Lenders, to occur promptly following the entry of an order by the Bankruptcy Court approving the Sale, and no later than one calendar day prior to the closing of the Sale.

Budget and Permitted Variances

The Borrower shall provide a 13-week projection, prepared by the Borrower in consultation with Evora Partners, LLC (the “Financial Advisor”), broken down by week, including anticipated receipts and disbursements for such period (each as approved by the Required DIP Lenders in their sole discretion, a “Budget”). On the Friday of every fourth week, commencing on January 24, 2025, the Borrower shall provide an updated Budget for the subsequent 13-week period (which shall be satisfactory to the Required DIP Lenders in their sole discretion). If the Borrower and the Required DIP Lenders cannot agree on an updated Budget, the then-current Budget shall remain in effect unless and until a new Budget is agreed to by the Borrower and Required DIP Lenders. The Budget attached to the Interim Order is the agreed initial Budget.

Forecast Variances: On the Wednesday of each calendar week, commencing with the second full week following the Petition Date, the Borrower shall deliver to the DIP Agent a variance report in form acceptable to the DIP Lenders in their sole discretion (each, a “Variance Report”) setting forth (i) the Debtor’s expenditures and disbursements on a line-by-line basis (including, for the avoidance of doubt, Professional Fees) consistent with the Budget during the immediately preceding calendar week ending on Sunday compared to the projected expenditures and disbursements (on a line-by-line basis) set forth in the Budget for such Variance Testing Period and (ii) the variance in dollar amounts of the actual expenditures and disbursements (excluding all fees due and payable pursuant to 28 U.S.C. § 1930(a) plus any interest due and payable under 31 U.S.C. § 3717) for each weekly period ending on Sunday from those reflected for the corresponding period in the Budget (such comparison, the “Variance”).

“Permitted Variance” means a Variance that is not more than 15% above the total aggregate amount of the actual disbursements across all line items (which shall include Professional Fees) (the “Operating Disbursements”) during any Variance Testing Period against the projected Operating Disbursements in the Budget for such Variance Testing Period.

“Variance Testing Period” means, starting the second full week following the Petition Date the two-week period ending on the second Sunday thereafter and each week thereafter the subsequent two-week period ending on each Sunday.

During any Variance Testing Period, the Variance from the then-current Budget shall not exceed the Permitted Variance.

Collateral; Priority	Collateral: Subject to the Carve Out, the Borrower hereby grants to the DIP Agent, for the benefit of the DIP Secured Parties, all property and assets of the Borrower (now or hereafter acquired and all proceeds thereof) other than Excluded Assets, including, without limitation cash, accounts, inventory, goods, contract rights, mineral rights, instruments, documents, chattel paper, patents, trademarks, copyrights, and licenses therefor, accounts receivable, receivables and receivables records, general intangibles, payment intangibles, tax or other refunds, insurance proceeds, letters of credit, intercompany claims, contracts, owned real estate, real property leaseholds, fixtures, deposit accounts, commercial tort claims (including, without limitation, any commercial tort claims against directors and officers of the Debtor), securities accounts, instruments, investment property, letter-of-credit rights, supporting obligations, vehicles, machinery and equipment, real property, leases (and proceeds from the disposition thereof), all of the issued and outstanding capital stock of the Debtor (whether issued certificated or uncertificated) together with all rights, privileges authority and powers related thereto, other equity or ownership interests, including equity interests in subsidiaries and non-wholly-owned subsidiaries, money, investment property, causes of action, and all cash and non-cash proceeds, rents, products, substitutions, accessions, profits and supporting obligations of any of the collateral described above, and subject to entry of the Final Order, the proceeds from all claims and causes of action arising under sections 502(d), 542, 544, 545, 547, 548, 549, 550, 551, 553(b), or 724(a) of the Bankruptcy Code or any other avoidance actions under the Bankruptcy Code or applicable state-law equivalents (collectively, the “Collateral”).
Priority: All obligations of the Debtor to the DIP Lenders and the DIP Agent under the DIP Facility shall, subject in all respects to the Carve Out, at all times:

(a)	pursuant to section 364(c)(1) of the Bankruptcy Code, be entitled to joint and several superpriority administrative expense claim status against the Debtor in the Chapter 11 Case, which claims in respect of the DIP Facility shall be superior to all other claims;
(b)	pursuant to section 364(c)(2) of the Bankruptcy Code, have first priority liens on all unencumbered assets of the Debtor (now or hereafter acquired and all proceeds thereof);
(c)	pursuant to section 364(c)(3) of the Bankruptcy Code, have junior liens on all encumbered assets of the Debtor (now or hereafter acquired and all proceeds thereof), other than as set forth in clause (d) immediately below; and
(d)	pursuant to section 364(d) of the Bankruptcy Code, have first priority priming liens on all assets of the Debtor (now or hereafter acquired and all proceeds thereof) that serve as collateral under the Prepetition A&R Indenture, which liens shall be senior to the liens on the Collateral securing the Prepetition A&R Indenture (the “Prepetition A&R Indenture Liens”) and the adequate protection liens on the Collateral granted under the DIP Orders.

It is understood and agreed that the priming liens described herein shall be subject to “Permitted Liens” as of the Petition Date, except those securing the Prepetition A&R Indenture.

All of the liens described herein with respect to the assets of the Debtor shall be effective and perfected as of the Interim Order Entry Date and without the necessity of the execution or filing of control agreements, mortgages, security agreements, pledge agreements, financing statements, or other agreements.
Each DIP Order shall contain provisions prohibiting the Debtor from incurring any indebtedness which (x) ranks pari passu with or senior to the DIP Obligations or (y) benefits from a first priority lien under section 364 of the Bankruptcy Code.
“Permitted Liens” means:

(a)	Liens existing as of the Petition Date;
(b)	Liens created under the DIP Facility and any other documentation in connection therewith;
(c)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, construction contractors’ or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings or which are being contested in good faith by appropriate proceedings;
(d)	(x) leases, non-exclusive licenses, subleases and non-exclusive sublicenses of real property and other assets in the ordinary course of business which do not materially interfere with the ordinary conduct of the Debtor’s business and other Liens incidental to the conduct of the Debtor’s business which do not in the aggregate materially detract from the value of the property or assets subject thereto or interfere with the ordinary conduct of the Debtor’s business in a material and adverse respect, and (y) encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Debtor or to the ownership of their properties, which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Debtor;
(e)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(f)	customary Liens on insurance proceeds securing financed insurance premiums in the ordinary course of business;
(g)	Liens for taxes, assessments or governmental charges which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(h)	Liens in favor of the Debtor;
(i)

pledges, deposits or Liens under workmen’s compensation laws, payroll taxes, unemployment insurance laws, social security laws or similar legislation, or in connection with bids, tenders, completion guarantees (other than for borrowed money), contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, judgment, customs, appeal or performance bonds, guarantees of government contracts, return-of-money bonds, bankers’ acceptance facilities (or other similar bonds, instruments or obligations), obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case incurred in the ordinary course of business or consistent with past practice; and

(j)	Liens securing or otherwise arising out of judgments, decrees, attachments, garnishments, orders, awards or other forms of levies or injunction not giving rise to an Event of Default so long as (a) any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated, (b) the period within which such proceedings may be initiated has not expired or (c) no more than 60 days have passed after (i) such judgment, decree, attachment, garnishment, order, award or other form of levy or injunction has become final or (ii) such period within which such proceedings may be initiated has expired.

Carve Out	“Carve Out” shall have the meaning set forth in the DIP Orders.
Adequate Protection	“Adequate Protection” shall have the meaning set forth in the DIP Orders.
DIP Orders	The DIP Orders shall, among other things, (i) upon entry of the Final Order, provide that in no event shall the DIP Agent, the DIP Lenders or the Prepetition Secured Parties be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to the Collateral, (ii) upon entry of the Final Order, approve the Debtor’s waiver of all section 506(c) claims and any “equities of the case” exception under section 552(b) of the Bankruptcy Code, (iii) contain stipulations by the Debtor ratifying the extent, validity, priority, perfection, enforceability and non-avoidance of the obligations under the Prepetition A&R Indenture, and (iv) otherwise be in form and substance satisfactory to the Required DIP Lenders and the DIP Agent.
Closing Date	The closing date of the DIP Facility (the “Closing Date”) shall occur within two (2) business days of the Interim Order Entry Date and shall be the first business day on which the conditions precedent set forth herein governing the DIP Facility have been satisfied or waived by the DIP Agent or the DIP Lenders, as applicable. Funding of the Interim Facility shall occur on the Closing Date.
Maturity	All DIP Loans shall become due and payable and all commitments to provide the DIP Loans shall be terminated on the Maturity Date. The “Maturity Date” shall be the earliest of: (i) the date that is 6 months after the Petition Date, (ii) after the occurrence and during the continuation of an “Event of Default” as defined in the DIP Credit Agreement, the date of acceleration of the DIP Loans and the termination of the DIP Loan Commitments under the DIP Facility in accordance with the terms of the DIP Facility Documents, (iii) 30 days after the Petition Date unless on or before such day the Final Order shall have been entered by the Bankruptcy Court, (iv) the appointment of a Chapter 11 trustee or other Bankruptcy Court-mandated fiduciary with decision-making authority (including an examiner with expanded powers); (v) the date of consummation of a sale of all or substantially all of the Debtor’s assets; (vi) the date the Bankruptcy Court orders a conversion of the Chapter 11 Case of the Debtor to a liquidation under chapter 7 of the Bankruptcy Code or the dismissal of the Chapter 11 Case of the Debtor; and (vii) the effective date of a Chapter 11 Plan that has been confirmed by an order of the Bankruptcy Court.

Unless agreed by the Required DIP Lenders (and with respect to any amounts due to the DIP Agent, the DIP Agent), any confirmation order entered in the Chapter 11 Case (“Confirmation Order”) shall not discharge or otherwise affect in any way the joint and several obligations of the Debtor to the DIP Agent and the DIP Lenders under the DIP Facility, other than after the payment in full in cash to the DIP Agent for the benefit of itself and the DIP Lenders of all obligations under the DIP Facility (other than unasserted contingent indemnification and reimbursement obligations) on or before the effective date of such Chapter 11 Plan.
Interest; Discount; Premiums; Fees	The interest rate, default rate, premiums and fees under the DIP Facility are set forth in Annex I hereto.
Interest shall be calculated on the basis of the actual number of days elapsed in a 360-day year.
Unless otherwise agreed or permitted herein, Borrower shall pay DIP Obligations that are at any time due and payable monthly in arrears on the last business day of each calendar month and on the Maturity Date. For the avoidance of doubt, accrued interest on the DIP Loans shall be paid-in-kind on the last business day of each calendar month.
Voluntary Prepayments:	The DIP Facility may be voluntarily prepaid, and the commitments thereunder voluntarily reduced by the Borrower, in whole or in part, without premium or penalty (other than payment of the Exit Premium), at any time upon three (3) business days’ prior written notice to the DIP Agent (subject to actual breakage costs (if any)) which notice shall specify the principal amount of such prepayment and the date on which such prepayment is to be made.
Mandatory Prepayments:	Mandatory Prepayments of the DIP Loans shall be made in connection with:

a.	Asset Dispositions. Immediately upon receipt (and, for the avoidance of doubt, following the notice period set forth in the last paragraph in this section) by the Debtor of net cash proceeds from any asset disposition of Collateral (other than inventory in the ordinary course of business), the Debtor shall prepay the DIP Obligations in an amount equal to 100% of the proceeds so received in excess of the Carve-Out; provided that the Debtor shall not be required to apply all or any portion of such net cash proceeds to prepay the DIP Obligations if the Required DIP Lenders consent in their sole discretion, upon the request of the Debtor.
b.

Insurance Proceeds. Immediately upon receipt (and, for the avoidance of doubt, following the notice period set forth in the last paragraph in this section) by Debtor of any insurance proceeds, the Debtor shall prepay the DIP Obligations in an amount equal to 100% of any proceeds received by Debtor (i) under any insurance policy on account of damage or destruction of any assets or property of the Debtor, or (ii) as a result of any taking or condemnation of any assets or property.

c.

Incurrence of Indebtedness. Immediately upon the (and, for the avoidance of doubt, following the notice period set forth in the last paragraph in this section) Debtor’s receipt of cash proceeds of indebtedness not permitted to be incurred hereunder, Debtor’s receipt of any cash proceeds from any issuance or incurrence by the Debtor of Indebtedness, the Debtor shall prepay the DIP Obligations in an amount equal to 100% of such net cash proceeds so received.

All voluntary or mandatory prepayments of the DIP Loans shall be applied to prepay the New Money DIP Loans until all such New Money DIP Loans are repaid in full and then to prepay any Roll-Up Loans until all such Roll-Up Loans are repaid in full.
The Borrower shall deliver to the DIP Agent written notice of the Borrower’s intent to make any prepayment under this section, no less than three (3) business days prior to the date of such prepayment, specifying the principal amount of such prepayment and the date on which such prepayment is to be made. All such prepayments shall be accompanied by accrued interest on the principal amount so prepaid.
Conditions Precedent to Effectiveness:	The conditions precedent to closing are set forth in Annex II hereto.
Conditions Precedent to Funding All New Money DIP Loans	The conditions precedent to the funding of all New Money DIP Loan are set forth in Annex III hereto.
Covenants	The covenants are set forth in Annex IV hereto.
Milestones	The Debtor shall comply with the following milestones, and the failure timely to comply (unless waived or extended by the Required DIP Lenders) shall constitute an event of default under the DIP Facility:

(a)	no later than December 29, 2024, the Debtor shall have commenced the Chapter 11 Case in the Bankruptcy Court;
(b)	no later than 5 business days after the Petition Date, the Debtor shall file a motion to approve bidding procedures for the sale of all, substantially all, or a portion of the Debtor’s assets (the “Bidding Procedures Motion”) which Bidding Procedures Motion shall also seek approval of a stalking horse bid (the “Stalking Horse Bid”);
(c)	no later than 3 business days after the Petition Date, the Bankruptcy Court shall have entered the Interim Order;
(d)	no later than 30 calendar days after the Petition Date, the Bankruptcy Court shall have entered an order with respect to the Bidding Procedures (the “Bidding Procedures Order”);
(e)	no later than 30 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Final Order;
(f)	no later than 55 calendar days after the Petition Date, an auction (if any) (the “Auction”) shall have commenced pursuant to the terms of the Bidding Procedures;

(g)	no later than 60 calendar days after the Petition Date, subject to Bankruptcy Court availability, a hearing approving one or more sales of all, substantially all, or a portion of the Debtor’s assets (collectively, the “Sale”) shall have occurred (the “Sale Hearing”); and
(h)	no later than 5 calendar days after the Sale Hearing, the sale approved at the Sale Hearing shall have closed.

Representations and Warranties	The representations and warranties under the DIP Facility are set forth in Annex V hereto.
Events of Default	The events of default (“Events of Default”) are as follows:

(a)	Nonpayment. Failure by the Borrower to pay (i) any principal on the DIP Loans when due or (ii) any interest, other fee, charge, amount or liability under the DIP Facility, within five (3) business days following the due date thereof.
(b)	Breach of Representation. Any representation or warranty made or deemed made by the Borrower in this DIP Term Sheet or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;
(c)	Noncompliance. The failure by the Debtor to observe or perform any covenant, condition or agreement (other than those specified in clauses (a), (b) and (d) – (aa) of this section) and such failure shall continue unremedied for a period of 10 days. The failure by the Debtor to observe or perform any Milestone or any Additional Covenant shall result in an immediate Event of Default for as long as it continues without remedy or waiver by the Required DIP Lenders.
(d)	Budget. (i) The proceeds of any DIP Loan shall have been expended in a manner which is not in accordance with the Budget (subject to Permitted Variances) and (ii) the Variance from the then-current Budget shall exceed the Permitted Variances.
(e)	Collateral Documents. The DIP Orders shall cease to create valid and perfected liens on the Collateral with such priority required by this DIP Term Sheet, subject to Permitted Liens;
(f)	Prepetition Claims. The Debtor shall file a motion seeking, or the Bankruptcy Court shall enter, an order (i) approving payment of any prepetition claim in excess of $100,000 in the aggregate other than (x) as provided for in the “first day” and “second day” orders and included in the Budget or (y) otherwise consented to by the Required DIP Lenders in writing; (ii) granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to any holder of any security interest to permit foreclosure on any assets having a book value in excess of $50,000 in the aggregate; or (iii) except with respect to the Prepetition Documents as provided in the DIP Orders, approving any settlement or other stipulation in excess of $50,000 in the aggregate not approved by the Required DIP Lenders and not included in the Budget with any secured creditor of the Debtor providing for payments as adequate protection or otherwise to such secured creditor;

(g)	Appointment of Trustee or Examiner. An order with respect to any of the Chapter 11 Case shall be entered by the Bankruptcy Court appointing, or the Debtor, or any affiliate of the Debtor shall file an application for an order with respect to any Chapter 11 Case seeking the appointment of, (i) a trustee under section 1104 or (ii) an examiner with enlarged powers (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code;
(h)	Dismissal of Chapter 11. An order shall be entered by the Bankruptcy Court dismissing any of the Chapter 11 Case which does not contain a provision for termination of the DIP Loan Commitments and payment in full of all DIP Obligations;
(i)	Conversion of Chapter 11. The conversion of any of the Chapter 11 Case from one under Chapter 11 of the Bankruptcy Code to one under Chapter 7 of the Bankruptcy Code, or if the Debtor files a motion or other pleading seeking the conversion of any of the Cases under section 1112 of the Bankruptcy Code or otherwise;
(j)	Certain Motions with Respect to Chapter 11 Case. The bringing of a motion or application by the Debtor in the Chapter 11 Case, or the entry of any order by the Bankruptcy Court in the Chapter 11 Case without the express prior written consent of the Required DIP Lenders (and, with respect to any provisions that materially affect the rights or duties of the DIP Agent, the DIP Agent), (i) to obtain additional post-petition financing under section 364(c) or (d) of the Bankruptcy Code that does not provide for the payment of all Obligations in full immediately upon the consummation of such financing; (ii) to revoke, reverse, stay, modify, supplement, or amend any of the DIP Orders in a manner inconsistent with this DIP Term Sheet that is not otherwise consented to by the Required DIP Lenders (and with respect to amendments, modifications, or supplements that affect the rights or duties of the DIP Agent, the DIP Agent); (iii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to the Debtor equal or superior to the priority of the DIP Loans (other than the Carve-Out) or the Adequate Protection Claims (as defined the DIP Orders) (other than the Carve-Out or the administrative expense claims on account of the DIP Facility) or (iv) to grant or permit the grant of a lien on the Collateral (other than a Permitted Liens) that is senior to the liens of the DIP Lenders;
(k)	Application for Order by Third Party. An application for any of the orders described in clauses (f), (g), (h), and (i) of this section shall be made by a person other than the Debtor and such application is not contested by the Debtor in good faith or any person obtains a non-appealable final order charging any of the Collateral under section 506(c) of the Bankruptcy Code against the DIP Agent or the DIP Lenders or obtains a final order adverse to the DIP Agent or the DIP Lenders;
(l)	Modification of DIP Orders or DIP Facility Documents. The entry of an order in the Chapter 11 Case amending, supplementing, staying, vacating or otherwise modifying any DIP Facility Document or the Prepetition Documents in a manner adverse to the interests of the Lenders;
(m)	DIP Orders. The DIP Orders shall cease to create a valid and perfected Lien on the Collateral or to be in full force and effect;

(n)	Obligations under DIP Orders. The failure of the Debtor to perform any of its obligations under the DIP Orders or any violation of any of the terms of the DIP Orders, subject to any applicable grace or cure periods set forth therein.
(o)	Challenge. The challenge by the Debtor to the validity, extent, perfection or priority of any liens granted under or obligations arising under the Prepetition Documents;
(p)	Right to File Chapter 11 Plan. (1) The entry of an order by the Bankruptcy Court terminating or modifying the exclusive right of the Debtor to file a plan of reorganization with respect to the Borrower pursuant to section 1121 of the Bankruptcy Code, without the prior written consent of the Required DIP Lenders; or (2) the filing of a motion seeking to terminate or modify the exclusive right of the Debtor to file a plan of reorganization unless actively contested by the Debtor;
(q)	Filing of Chapter 11 Plan. The filing of any plan of reorganization or liquidation or disclosure statement attendant thereto, or any amendment, modification or supplement to such plan or disclosure statement, by the Debtor, unless such plan or disclosure statement contains provision for the payment in full of the Prepetition Priority Obligations and the DIP Obligations prior to the Maturity Date (an “Approved Plan”);
(r)	Approval of Disclosure Statement and Plan. The entry of an order in any of the Chapter 11 Case approving a disclosure statement in respect of a plan other than an Approved Plan, or the entry of an order confirming a plan or reorganization or liquidation other than an Approved Plan;
(s)

Liens. (i) The Debtor shall attempt to invalidate, reduce, or otherwise impair the liens or security interests of the DIP Agent and/or the DIP Lenders or to subject any Collateral to assessment pursuant to section 506(c) of the Bankruptcy Code; (ii) any lien or security interest created by this DIP Term Sheet or the DIP Orders with respect to Collateral shall, for any reason, cease to be valid; or (iii) any action is commenced by the Debtor that contests the validity, perfection, or enforceability of any of the liens and security interests of the DIP Agent and/or the DIP Lenders created by any of the Interim Order, the Final Order, or this DIP Term Sheet;

(t)	Right to Credit Bid. (a) the Debtor files a motion or application seeking, or the entry of an order precluding Prepetition Trustee (or its designee) from having the right to or being permitted to “credit bid” any amount of the Prepetition Priority Obligations with respect to the assets of the Debtor or (b) the Bankruptcy Court enters an order prohibiting, restricting, precluding, or otherwise impairing the unqualified right of Prepetition Trustee (or its designee) from having the right to or being permitted to “credit bit” any amount of the Prepetition Priority Obligations, with respect to the assets of the Debtor;
(u)	Payment of Administrative Claims. The payment of any administrative expense claim of $50,000 or more, unless such claim is expressly set forth in the Budget;
(v)

Sale of Debtor’s Assets. The sale of any of the Debtor’s assets (other than pursuant to the Stalking Horse APA) either through a sale under section 363 of the Bankruptcy Code, through a plan confirmed by the Bankruptcy Court in the Chapter 11 Case, or otherwise, except to the extent that such sale results in the payment in full of the Obligations prior to the Maturity Date;

(w)	Bidding Procedures. The revocation, reversal, stay, vacation, supplementation or other modification to the Bidding Procedures Order, or the Debtor files a motion or application seeking the same, in each case without the prior written consent of the Required DIP Lenders;
(x)	Invalidation of Claims. Debtor shall seek to, or shall support (in any such case by way of any motion or other pleading filed with the Bankruptcy Court or any other writing to another party-in-interest executed by or on behalf of the Debtor) any other person’s motion to disallow in whole or in part the DIP Lenders’ claims in respect of the obligations under the DIP Facility or contest any provision of this DIP Term Sheet;
(y)

Modifications. An Approved Plan or the Confirmation Order, is amended, supplemented, or otherwise modified in a manner that materially affects the rights or duties of the DIP Lenders and/or the DIP Agent without the prior written consent of the Required DIP Lenders (and with respect to amendments, modifications, or supplements that affect the rights or duties of the DIP Agent, the DIP Agent);

(z)	Withdrawal or Termination of Approved Plan. The withdrawal or termination of the Approved Plan without the prior written consent of the Required DIP Lenders; and
(aa)

Payments. Debtor or any of its affiliates shall have paid or filed a motion seeking the entry of, or the Bankruptcy Court shall have entered, an order approving a payment on account of any prepetition claim other than amounts set forth in the Budget, without the prior written consent of the Required DIP Lenders.

“Default” shall mean any event, act or condition set forth in this section which, with notice or lapse of time, in each case, as set forth above, would (without cure or waiver) constitute an Event of Default under the DIP Facility.
Remedies	Immediately upon the occurrence and during the continuation of an Event of Default, the DIP Agent, at the direction of the Required DIP Lenders, shall (without further notice or grace period, unless required by applicable law) take any or all of the following actions:

(a)	(i) declare all DIP Obligations to be immediately due and payable and (ii) terminate the Debtor’s use of cash collateral; and
(b)	following the delivery of five (5) business days’ prior written notice by the DIP Agent to the Debtor and its counsel, terminate the DIP Facility as to any future liability or obligation of the DIP Agent and the DIP Lenders, but without affecting any of the DIP Obligations, the liens under the DIP Facility, or postpetition administrative superpriority claim status; provided, that no further notice or order of the Bankruptcy Court shall be required prior to the exercise of any and all rights and remedies provided for in this DIP Term Sheet, the DIP Documents (as defined in the Interim Order), the Prepetition Documents or at law; provided, further, that during the 5 business day period following the delivery of notice from the DIP Agent to the Debtor and its counsel, the Debtor may use cash collateral in amounts not to exceed the Approved DIP Budget solely (i) to fund operations in accordance with the DIP Term Sheet and Budget and (ii) to fund the Funded Reserve Account (as defined in the Interim Order); provided, further, that the Permitted Variance shall be reduced to 0.00% upon any Termination Event (as defined in the Interim Order).

Application of Funds

Subject in all respects to the priorities and obligations with respect to, and other terms of, the Carve-Out, in connection with a mandatory prepayment or after the exercise of remedies provided for in this DIP Term Sheet (or after the Loans have automatically become immediately due and payable), any amounts received on account of the DIP Obligations shall be applied by the DIP Agent in the following order:

First, to payment of that portion of the DIP Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including fees and expenses of counsel to the DIP Agent) payable to the DIP Agent in its capacity as such;
Second, to payment of that portion of the DIP Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the DIP Lenders (including fees and expenses of counsel to the DIP Lenders), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the DIP Obligations constituting unpaid principal and interest of the New Money DIP Loans, ratably among the DIP Secured Parties in proportion to the respective amounts described in this clause Third held by them;
Fourth, to payment of that portion of the DIP Obligations constituting unpaid principal and interest of the Roll-Up DIP Loans, ratably among the DIP Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the payment of all other DIP Obligations of the DIP Secured Parties that are due and payable to the DIP Agent and the other DIP Secured Parties on such date, ratably based upon the respective aggregate amounts of all such DIP Obligations described in this clause Fifth owing to the DIP Agent and the other DIP Secured Parties on such date; and
Last, the balance, if any, after all of the DIP Obligations have been paid in full, to the Borrower or as otherwise required by Law.
Amendments	No amendment or waiver of any provision of this DIP Term Sheet or the DIP Facility, and no consent to any departure by the Borrower or any DIP Secured Party therefrom, shall be effective unless in writing and agreed by the Required DIP Lenders and the Borrower (which may be in the form of an email or other written communication and which may come from primary counsel to the Lenders or the Borrower, as applicable) and acknowledged by the DIP Agent and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided that no such amendment, waiver or consent shall:

(a)	extend or increase the DIP Loan Commitment of any DIP Lender, without the written consent of each DIP Lender directly and adversely affected thereby (it being understood that a waiver of any condition precedent set forth in Annexes II and III or the waiver of any Default, mandatory prepayment of the DIP Loan Commitments shall not constitute an extension or increase of any DIP Loan Commitment of any DIP Lender);
(b)	postpone any date scheduled for, or reduce the amount of interest payable in respect of any payment of principal or interest with respect to any DIP Loan or with respect to any fee or premium payable pursuant to Annex I without the written consent of each DIP Lender directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment, any condition precedent or any Event of Default (other than a nonpayment Event of Default) shall not constitute a postponement of any date scheduled for, or a reduction in the amount of, any payment of interest or any payment of fees;

(c)	reduce the principal of, or the rate of interest specified herein on, any DIP Loan or any fees or other amounts payable hereunder or under any other DIP Facility Document without the written consent of each DIP Lender directly and adversely affected thereby; provided that only the consent of the Required DIP Lenders shall be necessary to amend the definition of “Default Rate”;
(d)	change this provision on amendments or the definition of “Required DIP Lenders” or any other provision specifying the number of DIP Lenders required to take any action under the DIP Facility without the written consent of each DIP Lender directly and adversely affected thereby; or
(e)	amend, modify or waive any provision of this DIP Term Sheet affecting the rights, duties or obligations of the DIP Agent without the prior written consent of the DIP Agent.

Guaranty	All obligations under the DIP Facility will be unconditionally guaranteed, jointly and severally, on a first priority secured basis by each Debtor, if any, other than the Borrower.
Reimbursement; Indemnity	The Borrower shall pay (i) all costs and expenses incurred by the DIP Agent and the DIP Lenders (including reasonable and documented out-of-pocket fees and disbursements of one outside counsel), in each case incurred in connection with the DIP Facility, and the preparation, execution, delivery and administration of this DIP Term Sheet and any amendments, modifications or waivers of the provisions hereof and (ii) all costs and expenses incurred by the DIP Agent or any DIP Lender, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the DIP Agent and the DIP Lenders, in connection with the preservation, enforcement or protection of any rights or remedies (A) in connection with the DIP Facility or this DIP Term Sheet (including all such reasonable and documented out-of-pocket costs and expenses incurred during any legal proceeding, including any proceeding under any debtor relief laws) or (B) in connection with the DIP Loans to be made hereunder, including all such reasonable and documented out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such DIP Loans.
The Borrower shall defend, protect, indemnify, pay and hold harmless the DIP Agent and each DIP Lender and each of their respective officers, directors, affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, fees, costs, charges, expenses and disbursements of any kind or nature whatsoever (including reasonable and documented out-of-pocket fees and disbursements of one outside counsel) arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this DIP Term Sheet, the DIP Facility, any documents or instruments relating thereto, and/or the transactions contemplated hereby or thereby, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the DIP Term Sheet, the DIP Facility established hereunder, any documents or instruments relating thereto, and/or the transactions contemplated hereby, (iii) Borrower’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this DIP Term Sheet, (iv) the enforcement of any of the rights and remedies of the DIP Agent or any DIP Lender under this DIP Term Sheet and any documents or instruments relating thereto, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any anti-terrorism law by the Borrower, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any governmental body or instrumentality or any other person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this DIP Term Sheet, the DIP Facility, any documents or instruments relating thereto, whether or not the DIP Agent or any DIP Lender is a party thereto; except to the extent any portion of such claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, fees, costs, charges, expenses and disbursements are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

To the extent that the Borrower fails to pay any amount required to be paid by it to the DIP Agent, each DIP Lender severally agrees to pay to the DIP Agent such DIP Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the DIP Agent in its capacity as such. For purposes hereof, a DIP Lender’s “pro rata share” shall be determined based upon its share of the aggregate outstanding DIP Loans and unused DIP Commitments at such time (or if all such amounts have been reduced to zero, at the time immediately preceding such reduction).
The foregoing reimbursement and indemnification obligations of the Borrower and the DIP Lenders shall survive the payment in full of the DIP Obligations, the termination of the DIP Facility and the resignation or removal of the DIP Agent.
Assignments and Participations	The DIP Lenders shall have the right to assign the DIP Loans, (a) subject to (i) the Borrower’s consent (such consent not to be unreasonably withheld or delayed), unless (A) an Event of Default has occurred and is continuing or (B) such assignment is to a Permitted Assignee (as defined below) and (ii) the DIP Agent’s consent other than any assignment to a DIP Lender or any of its affiliates; and (b) so long as any such assignee of the DIP Loans has signed an assignment and provided the DIP Agent with the required details specified in the succeeding paragraph. No affiliate of the Debtor shall become a DIP Lender.
The parties to each assignment shall execute and deliver to the DIP Agent customary assignment documentation reasonably acceptable to the DIP Agent, together with the processing and recordation fee of $3,500 (which may be waived in the DIP Agent’s sole discretion), and the assignee DIP Lender shall deliver to the DIP Agent an administrative questionnaire, and all required tax forms and “know your customer” documentation.
“Permitted Assignees” shall mean: (a) the DIP Agent, any DIP Lender or any of their affiliates; (b) a federal or state chartered bank, a United States branch of a foreign bank, an insurance company, or any finance company generally engaged in the business of making commercial loans; (c) any fund that is administered or managed by the DIP Agent or any DIP Lender, an affiliate of the DIP Agent or any DIP Lender or a related entity; provided, that no Disqualified Lender shall constitute a Permitted Assignee.
“Disqualified Lender” means (a) those Persons that are bona fide operating company competitors of the Debtor, as identified in writing by Borrower to DIP Agent on or prior to the Closing Date, as such list may be modified from time to time by the Borrower in writing to the DIP Agent, (b) those Persons that have been identified by name in a written list provided to DIP Agent or its counsel by Debtor or its counsel on or prior to the Closing Date and from time to time, or (c) any Person that is clearly identifiable, solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clause (a) or (b) above (other than, solely with respect to clause (b), any Bona Fide Debt Fund). The DIP Agent shall not provide or confirm the list of Disqualified Lenders to any DIP Lender or potential assignee, but shall confirm, upon the request of any DIP Lender, whether a particular Person is a Disqualified Lender.

DIP Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each DIP Loan assignment delivered to it and a register for the recordation of the names and addresses of the DIP Lenders, and the DIP Commitment of, and principal and interest amounts of the DIP Loans owing to, each DIP Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the DIP Agent and the DIP Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a DIP Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any DIP Lender at any reasonable time and from time to time upon reasonable prior notice.
Governing Law	The Debtor submits to the non-exclusive jurisdiction and venue of the Bankruptcy Court or, in the event that the Bankruptcy Court does not have or does not exercise jurisdiction, then in any state or federal court of competent jurisdiction in the state, county, and city of New York, borough of Manhattan, and shall waive any right to trial by jury. New York law shall govern this DIP Term Sheet and the DIP Facility.
Release	The Debtor, for itself and its successors, assigns, parents, subsidiaries, affiliates, predecessors, employees, agents, heirs and executors, as applicable, hereby fully and unconditionally releases each of the DIP Agent and DIP Lenders, and their respective directors, officers, employees, subsidiaries, affiliates, attorneys, agents, representatives, successors and assigns (collectively, the “Released Parties”) from any and all claims, causes of action, costs or demands of whatever kind or nature, whether known or unknown, liquidated or unliquidated, fixed or contingent, asserted or unasserted, foreseen or unforeseen, or matured or unmatured, which the Debtor may have had against the Released Parties by reason of any act or omission on the part of the Released Parties occurring prior to the date hereof, in each case regarding or relating to this DIP Term Sheet, the DIP Facility, or any document or instrument relating thereto (collectively, the “Released Matters”); provided, that Released Matters shall not include any claims, causes of action, costs or demands of whatever kind or nature, whether known or unknown, liquidated or unliquidated, fixed or contingent, asserted or unasserted, foreseen or unforeseen, or matured or unmatured, resulting primarily from the gross negligence or willful misconduct of the Released Parties, as determined by a court of competent jurisdiction in a final and non-appealable judgment or order. The Debtor represents and warrants that (i) it has no knowledge of any such claims by it against the Released Parties and (ii) that the foregoing constitutes a full and complete release of all such claims.
Agency	Each of the DIP Lenders irrevocably (i) designates and appoints GLAS USA LLC to act on its behalf as the DIP Agent under the DIP Facility, this DIP Term Sheet and under any documents related to the DIP Facility and (ii) authorizes the DIP Agent to take such actions on such DIP Lender’s behalf and to exercise such powers as are expressly delegated to the DIP Agent by the terms of this DIP Term Sheet, together with such actions and powers as are reasonably incidental thereto.

The Borrower agrees to pay to the DIP Agent for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the DIP Agent pursuant to a fee letter between the Borrower and the DIP Agent.
The use of the term “agent” in this DIP Term Sheet or in any document related to the DIP Facility (or any other similar term) with reference to the DIP Agent is not intended to connote any fiduciary or other implied (or express) obligations (regardless of whether a default or Event of Default has occurred and is continuing) arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between the DIP Agent and the DIP Lenders or the Borrower, as applicable.
The DIP Agent shall have no duties or obligations except those expressly set forth in this DIP Term Sheet and the DIP Orders. Without limiting the generality of the foregoing, the DIP Agent:

a)	shall not have any duty to take any discretionary action or exercise any discretionary powers, and shall not be required to exercise any discretion or to take any action, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) as directed in writing by the Required DIP Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in this DIP Term Sheet); provided that the DIP Agent shall not be required to take any action (i) unless it is furnished with an indemnification satisfactory to such DIP Agent from the DIP Lenders with respect thereto or (ii) that, in its opinion or the opinion of its counsel, may expose the DIP Agent to liability or that is contrary to this DIP Term Sheet or applicable law;
b)	shall not, except as expressly set forth in this DIP Term Sheet, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its affiliates that is communicated to or obtained by the DIP Agent;
c)	shall not be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions;
d)	shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required DIP Lenders or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment;
e)	shall not be deemed to have knowledge of any default or Event of Default unless and until written notice describing such default or Event of Default conspicuously marked as a “notice of default” is given to the DIP Agent by the Borrower or a DIP Lender and received by the DIP Agent;
f)	shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this DIP Term Sheet or any document related hereto, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance, observance or satisfaction of any of the covenants, agreements or other terms or conditions set forth herein (including any conditions precedent to any borrowing hereunder), (iv) the validity, enforceability, effectiveness or genuineness of this DIP Term Sheet or any other agreement, instrument or document related hereto, (v) the creation, perfection or priority of any lien or security interests purported to be granted to the DIP Agent pursuant to this DIP Term Sheet or any other document related hereto, (vi) the value or the sufficiency of any collateral, or (vii) the satisfaction of any condition set forth in this DIP Term Sheet;

g)	shall not be liable for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action;
h)	shall be entitled to conclusively rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person;
i)	may conclusively rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon; and
j)	may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

DIP Agent shall not be required to exercise any discretion and any provisions of this DIP Term Sheet or any related document that authorize and permit the DIP Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to DIP Agent receiving written direction from the Required DIP Lenders to take such action or to exercise such rights. Upon request by DIP Agent, the Required DIP Lenders shall confirm in writing the DIP Agent’s authority to take any action in accordance with the terms of this DIP Term Sheet and any related documents and may refrain from acting until such confirmation has been provided.
No provision of this DIP Term Sheet, the DIP Orders or any related document shall require DIP Agent to take any action that it reasonably believes to be contrary to applicable law or to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
If at any time DIP Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, DIP Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate, and if DIP Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, DIP Agent shall not be liable even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

DIP Agent may perform any and all of its duties and exercise its rights and powers under this DIP Term Sheet or any related document by or through any one or more sub-agents appointed by DIP Agent. DIP Agent shall not be responsible for the acts or omissions of any sub-agents selected by it without gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The exculpatory provisions of this DIP Term Sheet shall apply to any such sub-agent.

DIP Agent may resign upon thirty (30) days’ notice to DIP Lenders and Borrower. Upon receipt of any such notice of resignation, Required DIP Lenders shall have the right, with Borrower’s consent (such consent not to be unreasonably withheld or delayed) unless an Event of Default has occurred and is continuing, to appoint a successor. The Required DIP Lenders may, to the extent permitted by applicable law, by notice in writing to the DIP Agent remove the DIP Agent as DIP Agent and, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) unless an Event of Default has occurred and is continuing, to appoint a successor. If no successor shall have been appointed by Required DIP Lenders and shall have accepted such appointment within thirty (30) days after DIP Agent gives notice of its resignation, then the resignation of DIP Agent shall nonetheless become effective in accordance with such notice on such thirtieth (30th) day. Upon the effectiveness of DIP Agent’s resignation hereunder, the exculpatory, reimbursement and indemnification provisions of this DIP Term Sheet shall continue in effect for the benefit of DIP Agent in respect of any actions taken or omitted to be taken by it while acting as DIP Agent.
To the extent required by any applicable law (as determined in good faith by DIP Agent), DIP Agent may deduct or withhold from any payment to any DIP Lender an amount equivalent to any applicable withholding tax.
Each DIP Lender hereby agrees that (i) if DIP Agent notifies such DIP Lender that DIP Agent has determined in its sole discretion that any funds received by such DIP Lender from DIP Agent were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such DIP Lender (whether or not known to such DIP Lender) and demands the return of such erroneous payment, such DIP Lender shall promptly, but in no event later than one (1) business day thereafter, return to DIP Agent the amount of any such erroneous payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such erroneous payment (or portion thereof) was received by such DIP Lender to the date such amount is repaid to DIP Agent in same day funds at a rate determined by DIP Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such DIP Lender shall not assert any right or claim to the erroneous payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by DIP Agent for the return of any erroneous payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
In no event shall DIP Agent be required to provide any release (including any release of any lien on any collateral) unless and until it receives a certificate of a responsible officer of the Borrower certifying that such release and the transactions related thereto (and the execution and delivery of any instruments or documents by DIP Agent in connection therewith) are authorized or permitted by the terms of this DIP Term Sheet and any related document, upon which DIP Agent shall be entitled to conclusively rely without incurring liability therefor. Upon request by DIP Agent, Required DIP Lenders shall confirm DIP Agent’s authority to provide any release requested by Borrower.
Required DIP Lenders	Non-defaulting DIP Lenders holding DIP Loans and DIP Loan Commitments representing more than 50% of the aggregate total outstanding DIP Loans and DIP Loan Commitments (the “Required DIP Lenders”).
Credit Bidding	The DIP Agent (directly or via one or more acquisition vehicles) at the direction of the Required DIP Lenders shall have the right to credit bid all or any portion of the DIP Obligations. The Prepetition Trustee (directly or via one or more acquisition vehicles), upon the instruction of the Required Holders (as defined in the A&R Prepetition Indenture), shall have the right to credit bid all or any portion of the Prepetition Priority Obligations outstanding at the time of such credit bid (reflecting all reductions on a dollar-for-dollar basis by the Roll-Up).

***

[Signature Pages Intentionally Deleted]

Annex I

Interest, Premiums, Fees, Etc.

Interest Rate

New Money DIP Loans will bear interest at Term SOFR (subject to a 2.00% floor) plus a margin of 12.50% per annum, which will be paid-in-kind monthly.

Roll-Up Loans will bear interest at 13% per annum, which will be paid-in-kind.

Default Interest:	During the continuance of an Event of Default, the New DIP Money Loans and all other outstanding obligations under the DIP Facility will bear interest at an additional 2.00% per annum above the interest rate otherwise applicable.

Agency Fees:	To be agreed with the DIP Agent.

Closing Premium:	10.00% of the New Money DIP Loans to be paid-in-kind on the Closing Date.

Exit Premium:	5.00% of the New Money DIP Loans to be paid in cash on the Maturity Date; provided that the Exit Premium shall not be due or owing in the event the DIP Lenders acquire substantially all, or a portion of the Debtor’s assets in connection with the Credit Bid.

“Term SOFR” means, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

“Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the Term SOFR Reference Rate (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent with the consent of the Borrower).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government Securities.

Annex II

Conditions Precedent to Effectiveness

A.	The DIP Agent and the DIP Lenders shall have received evidence that the Bankruptcy Court shall have entered the Interim Order, which Interim Order shall not have been vacated, reversed, modified, amended or stayed

B.	First-day motions and related orders (including, without limitation, any motions related to the DIP Facility, cash management and any critical vendor or supplier motions) entered by the Bankruptcy Court in the Chapter 11 Case shall, in each case, be reasonably satisfactory to the DIP Agent and DIP Lenders.

C.	The DIP Agent and DIP Lenders shall have received officer’s certificates executed by an Officer of the Borrower, certifying that the conditions set forth in clauses (E) and (F) of this Annex II, and clauses (A) and (B) of Annex III have been satisfied.

D.	The absence of a material adverse change, or any material event or occurrence, other than as a result of the commencement of the Chapter 11 Case or any material event, circumstance, or condition leading up to, related to or resulting from the Chapter 11 Case, which has had or could reasonably be expected to result in a material adverse change, in (i) the business, condition (financial or otherwise), operations, performance, properties, contingent liabilities, material agreements or prospects of the Debtor, taken as a whole, since the Petition Date, (ii) the ability of the Debtor to perform its obligations hereunder or (iii) the ability of the DIP Agent and the DIP Lenders to enforce the documentation entered into in connection herewith (any of the foregoing being a “Material Adverse Change”).

E.	There shall exist no action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Debtor) threatened in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Case and any action, suit, investigation or proceeding arising from the commencement and continuation of the Chapter 11 Case or the consequences that would normally result from the commencement and continuation of the Chapter 11 Case) that is not stayed and could reasonably be expected to result in a Material Adverse Change.

F.	All governmental and third party consents and approvals necessary in connection with the DIP Facility and the transactions contemplated hereby and thereby shall have been obtained (without the imposition of any materially adverse conditions that are not acceptable to the DIP Agent and DIP Lenders) and shall remain in effect; and the making of the loans under the DIP Facility shall not violate any material applicable requirement of law and shall not be enjoined temporarily, preliminarily or permanently.

G.	The DIP Agent and each DIP Lender who has requested the same (at least three (3) business days prior to the Closing Date) shall have received “know your customer” and similar customary information.

H.	The DIP Agent and DIP Lenders shall have a valid and perfected lien on and security interest in the Collateral with the priority set forth in this DIP Term Sheet, it being agreed that entry of the DIP Orders shall satisfy this condition.

I.	The Debtor shall have agreed to the uniform commercial code financing statements in suitable form for filing by the DIP Lenders.

J.	The DIP Agent and the DIP Lenders shall have received the initial Budget.

Annex III

Conditions Precedent to Funding of all New Money DIP Loans

A.	The representations and warranties of the Debtor set forth in the DIP Term Sheet shall be true and correct in all material respects on and as of the date of such draw; provided (i) that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; and (ii) that, in each case, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

B.	At the time of and immediately after giving effect to such draw, no Default or Event of Default shall have occurred and be continuing.

C.	The Debtor shall have delivered to the DIP Agent a “Borrowing Request” in substantially the form attached hereto as Annex VII in connection with such borrowing within the time frame set forth in this DIP Term Sheet.

D.	The DIP Agent and the DIP Lenders shall have received, or shall receive concurrently with the funding of the New Money DIP Loans, all fees and other amounts due and payable, including reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by the Debtor, including all reasonable and documented out-of-pocket expenses of counsel to the DIP Agent and counsel to the DIP Lenders).

E.	Solely with respect to the funding of the draws following the funding of the Interim Facility, the Bankruptcy Court shall have entered the Final Order, and the DIP Agent and the DIP Lenders shall have received a true and complete copy of the Final Order, and such order shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated. All applicable Milestones that are required to be complied with prior to or concurrently with the entry of the Final Order and the fundings of any draws following the funding of the Interim Facility shall have been complied with (or waived by the DIP Lenders).

F.	The Debtor shall be in compliance in all material respects with the DIP Orders.

Annex IV

Covenants

Subject to the DIP Orders, the provisions of Article 3 (other than Sections 3.01, 3.02, 3.03, 3.04, 3.06, 3.08 and 3.14) of the Prepetition A&R Indenture (as amended, waived or otherwise modified on or prior to the Closing Date of the DIP Facility), together with all related definitions and ancillary provisions, all as in effect from time to time, are hereby incorporated herein by reference mutatis mutandis for the benefit of the DIP Agent and the DIP Lenders and the Debtor covenants and agrees that it shall perform and observe each of the covenants set forth in Article 3 of the Prepetition A&R Indenture as if (i) each reference therein to “Trustee”, “Collateral Agent”, “Holder” and similar expressions were references to the DIP Agent and DIP Lender under this DIP Facility, as applicable (ii) each reference therein to “Default” or “Event of Default” and similar expressions were references to “Default” or “Event of Default”, respectively, under this DIP Facility and (iii) each reference to “Agreement” were references to this DIP Facility, (iv) each reference to “Issue Date” to “Closing Date” of the DIP Facility.

Additional Covenants:

A.	Retention of Financial Advisor. The Debtor shall retain Evora Partners, as financial advisor.

B.	Minimum Liquidity. Maintain minimum liquidity of $1,250,000.00 (tested weekly on each Friday).

C.	Chapter 11 Case Filings. The Debtor shall use commercially reasonable efforts to provide to the DIP Agent and the legal advisors to the DIP Lenders promptly after the same is available, copies of all pleadings, motions, applications and other documents filed by or on behalf of any other Debtor with the Bankruptcy Court in the Chapter 11 Case, including all motions for “first day” and “second day” relief.

D.	Orders The Debtor shall comply with each order entered by the Bankruptcy Court in the Chapter 11 Case.

E.	Information Rights. The Debtor shall provide the DIP Agent, the DIP Lenders, and their respective advisors and representatives with reasonable access to information (including historical information) and management and executive personnel regarding strategic planning, cash and liquidity management, and operational and restructuring activities, except to the extent access to such information would compromise the Debtor’s attorney-client privilege.

F.	Business Operations. The Debtor shall not modify or alter (i) in any material manner the nature and type of its business or the manner in which such business is conducted or (ii) in any manner materially adverse to the DIP Agent or the DIP Lenders, the Debtor’s organizational documents, except as required by the Bankruptcy Code.

G.	Subrogation. The Debtor shall not assert any right of subrogation or contribution against any other Debtor until all borrowings under the DIP Facility are paid in full as provided herein and the commitments are terminated.

H.	No Payments. The Debtor shall not make any payment of principal or interest or otherwise on account of any prepetition indebtedness or payables, other than as contemplated as adequate protection herein or in the DIP Orders or payments (i) agreed in writing by the Required DIP Lenders and authorized by the Bankruptcy Court or (ii) authorized by the Bankruptcy Court pursuant to “first day” or “second day” relief.

I.	Management Calls. The Debtor shall (i) promptly following requests therefor, furnish to the Financial Advisor all information and documentation relating to management (which, for the avoidance of doubt, will not be limited to senior management) of the Debtor, and (ii) from time to time make available to the Financial Advisor, upon reasonable advance notice and at reasonable times, all members of management (senior or otherwise) of the Debtor as requested by the Financial Advisor or the DIP Agent for a reasonable number of meetings and conference calls, which members of management shall engage in such meetings and calls in good faith.

Annex V

Representations and Warranties

The Debtor represents and warrants to the DIP Lenders and the DIP Agent that (i) the execution of this DIP Facility has been duly authorized and this DIP Facility has been duly and validly executed and delivered by such Debtor and constitutes the Debtor’s legal, valid and binding obligation, enforceable against it in accordance with its terms; (ii) the Debtor has no subsidiaries and does not intend to form any subsidiaries; and (iii) the provisions of Article III (other than Sections 3.3, 3.4, 3.5, 3.6, 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 3.15, 3.16, 3.17, 3.18, 3.19, 3.20, 3.21 and 3.22) of the Prepetition Note Purchase Agreement, together with all related definitions and ancillary provisions, (as amended, waived or otherwise modified on or prior to the Closing Date of the DIP Facility), are hereby incorporated herein by reference to the extent applicable (and for the avoidance of doubt, only to the extent relevant for the transactions contemplated by this DIP Term Sheet) (provided that Section 3.7 shall be read to start with “Except for the Chapter 11 Case,”) mutatis mutandis for the benefit of the DIP Agent and the DIP Lenders, and the Borrower hereby makes each of those representations and warranties as if (A) each reference therein to “this Agreement” were to this DIP Facility, (B) each reference therein to “Closing Date” were references to the “Closing Date” of the DIP Facility and (C) each reference therein to “obligations” includes all DIP Obligations.

Annex VI

Interim Order

[To be attached.]

Annex VII

BORROWING REQUEST

GLAS USA LLC

3 Second Street, Suite 206

Jersey City, NJ 07311

Attn. TMGUS/Biora Therapeutics, Inc.

Email: tmgus@glas.agency; clientservices.americas@glas.agency

Date: [●], 202[   ]

Ladies and Gentlemen:

Reference is hereby made to that certain Senior Secured Superpriority Debtor-In-Possession Term Loan Facility Term Sheet (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “DIP Term Sheet”), by and among Biora Therapeutics, Inc., (the “Borrower”), the DIP Lenders from time to time party thereto and GLAS USA LLC, as administrative agent and collateral agent. Capitalized terms defined in the Term Sheet are used herein with the same meanings unless otherwise defined herein.

The Borrower hereby gives you notice pursuant to the DIP Term Sheet that it requests the borrowings provided for under the DIP Term Sheet to be made on the date specified below, and in that connection sets forth below the terms on which the borrowings are requested to be made:

(A)	Date of borrowing (which shall be a Business Day)[1]:	[●], 202[ ]

(B)	The requested borrowing is of:	New Money DIP Loans

(C)	Aggregate Principal Amount of Borrowing:	$[●]

(D)	Index:	Term SOFR

(E)	Interest Period:	One (1) month

(F)	Amount, Account Number and Location of the Borrower’s account:

Wire Transfer Instructions:
Amount	$	[●]
Bank:
ABA No.:
Account No.:
Account Name:

[1]	Borrowing request to be delivered by 12:00 p.m., New York City time, three (3) business days before the date of the proposed borrowing, provided that with respect to the initial borrowing, the borrowing request may be given one (1) business day prior to such borrowing.

(G) The undersigned officer of the Borrower hereby certifies, on behalf of the Borrower and not individually, as of the date hereof and after giving effect to the borrowing specified herein, as follows:

1.	The representations and warranties of the Borrower set forth in the DIP Term Sheet are true and correct in all material respects on and as of the date hereof; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they are true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “material adverse effect” or similar language is true and correct in all respects on the date hereof or on such earlier date, as the case may be; and

2.	At the time of and immediately after giving effect to the borrowing specified herein, no Default or Event of Default has occurred and is continuing.

(H) The Borrower hereby (a) acknowledges the obligations and agreements set forth in the DIP Term Sheet; (b) reaffirms in full all of the obligations and agreements set forth therein, including without limitation the obligation to repay the DIP Loans and DIP Obligations and the grant of a security interest in the Collateral set forth therein, and its commitment to be bound thereunder and (c) agrees that the DIP Term Sheet is and shall remain in full force and effect.

[Signature Page Follows]

BIORA THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Borrowing Request]

Annex VIII

New Money DIP Loan Commitments

[On file with DIP Agent]